Exhibit 10.13

CONTRACT CHIEF FINANCIAL OFFICER AGREEMENT

THIS CONTRACT CHIEF FINANCIAL OFFICER AGREEMENT (the “AGREEMENT”) is dated as of the 1st day of July, 2019. It is made and entered into by and between Karat Packaging Inc., a Delaware corporation, located at 6185 Kimball Ave., Chino, CA 91708 (hereinafter referred to as the “Company’), and PJ Tech LLP, a California Limited Liability Partnership, located at 555 West 5th Street, 35 Floor, Los Angeles, CA 90013 (hereinafter referred to as “PJ Tech”).

RECITALS

WHEREAS, PJ Tech has specialized financial skills, experience and knowledge to help the Company with its fully reporting requirements;

WHEREAS, the Company is desirous of retaining (1) PJ Tech to perform general finance and accounting advisory services and (2) Peter Lee, Partner and Co-Founder of PJ Tech, as Interim Chief Financial Officer, and PJ Tech is desirous of continuing its existing relationship with the Company;

WHEREAS, the Company is willing to enter into an agreement with PJ Tech to provide services for the Company, but only upon the terms and condition provided for hereinafter; and

NOW, THEREFORE, IN CONSIDERATION of the mutual promises made herein and certain additional valuable consideration, as provided for hereafter, it is AGREED, that

1. SERVICES. Engagement of PJ Tech and in connection therewith agrees to perform the following services (the “Services”):

(a)	Interim Chief Financial Officer (“Interim CFO”) services provided by Peter Lee (“Peter”). As Interim CFO, Peter will consult on various accounting and financial reporting matters with the Company’s Board of Directors, the officers of the Company, and the heads of the Company’s administrative staff, at reasonable times. Peter shall be responsible for the accuracy of the Company’s financial results, including reviewing the Quarterly interim financial statements and the required preparation work for the year-end audit. In net, Peter acts as an external part-time CFO providing the Company with the tools, systems and support necessary to complete the financial reporting responsibilities of the business. Peter is expected to devote 20 hours per week to the business of the Company and to all of the duties that may be required by the terms of this Agreement to the reasonable satisfaction of the Company. Peter is expected to attend one monthly Executive meeting at the Company’s corporate headquarters’ in Chino, CA during the term of this agreement.

(b)	In addition, PJ Tech will also provide general finance and accounting advisory services, including assistance on Company specific projects utilizing its firm’s personnel, as directed under Peter, and as outlined in Exhibit A.

Peter and PJ Tech is expected to be onsite at the Company’s corporate headquarters’ in Chino, CA during the term of this agreement for 2 days per week.

The Company agrees to retain PJ Tech to provide such services under the terms and conditions set forth herein. PJ Tech agrees to render all services under this Agreement in a professional and business-like manner and in full accordance with the terms and conditions of this Agreement. During the term of this Agreement, PJ Tech shall devote its energy, skill and best efforts to promote the Company’s business and affairs and to perform their duties hereunder.

2. TERM AND SERVICE FEE. The Company shall pay PJ Tech for their services as follows:

2.1 TERM. This agreement is effective commencing July 1,2019 and through December 31,2019, unless it is terminated earlier in accordance with subsection 6 (the “Term”).

2.2 SERVICE FEE. PJ Tech will be paid a service fee of (1) $22,000 per month for the Interim CFO services provided by Peter and (2) $16,000 per month for the finance and accounting advisory services provided by its firm’s personnel. The $38,000 retainer is due at the beginning of each month.

The compensation set out above will be PJ Tech’s sole compensation under this agreement.

3. INDEPENDENT CONTRACTOR STATUS. PJ Tech is an independent contractor. PJ Tech and its firm’s personnel shall not be deemed for any purpose to be an employee or agent of Company, and neither party shall have the power or authority to bind the other party to any contract or obligation. PJ Tech is not entitled to unemployment insurance or workers compensation insurance and PJ Tech shall be solely responsible for timely remittance to appropriate authorities of all federal, state, and local taxes and charges incident to the provision of and payment of compensation for Services, and to the operation of PJ Tech’s business, including but not limited to payment of worker’s compensation insurance premiums, social security taxes (FICA, FUTA, OASDI, Medicare hospitalization), and federal and state income taxes (including quarterly estimated taxes). PJ TECH SHALL NOT HOLD ITSELF OUT OR OTHERWISE REPRESENT ITSELF TO ANY PERSON OR ENTITY AS ANYTHING OTHER THAN AN INDEPENDENT CONTRACTOR OF THE COMPANY, REGARDLESS OF ANY TITLE OR DESIGNATION THAT PJ TECH MAY HOLD WITH THE COMPANY.

4. BEST EFFORTS OF PJ TECH. PJ Tech is expected to devote the minimum hours per month as set forth in Subsection 2.2 to the business of the Company and to all of the duties that may be required by the terms of this Agreement to the reasonable satisfaction of the Company. PJ Tech shall at all times faithfully, with diligence and to the best of their ability, experience and talents, perform all the duties that may be required of and from them pursuant to the express and implicit terms hereof to the reasonable satisfaction of the Company. Such services shall be rendered at such place or places as the Company and/or PJ Tech shall in good faith require or as the interest, needs, business or opportunity of the Company shall require.

5. EXPENSES. PJ Tech is authorized to incur reasonable expenses. The Company shall reimburse PJ Tech for all such out-of-pocket expenses on the presentation by PJ Tech, from time to time, of an itemized account of such expenditures in accordance with the guidelines set forth by the Internal Revenue Service.

6. TERMINATION. Upon the expiration of the Term as set forth in Subsection 2.1, PJ Tech can terminate this agreement by giving the Company sixty (30) days notice to the Company. The Company can terminate this agreement by giving PJ Tech sixty (30) days notice. The Company can terminate this agreement immediately, without penalties, by demonstrating willful misconduct, malfeasance, gross negligence or other like conduct adversely affecting the best interests of the Company, including, without limitation, (i) the failure or neglect by PJ Tech to perform their duties hereunder; (ii) the commission of any felony against the Company, including, without limitation, any fraud against the Company, any of its affiliates, clients or customers of the Company.

7. CONFIDENTIALITY. PJ Tech shall not divulge to others any information they may obtain during the course of their term relating to their services for the Company without first obtaining written permission of the Company.

8. RETURN OF DOCUMENTS. On termination of PJ Tech’s services with the Company, or at any time upon the request of the Company or its affiliates, PJ Tech shall return to the Company all documents, including all copies thereof, and all other property relating to the business or affairs of the Company, including, without limitation, customer lists, agents or representatives lists, commission schedules and information manuals, letters, materials, reports, lists and records (all such documents and other property being hereinafter referred to collectively as the “Materials”), in its possession or control, no matter from whom or in what manner they may have acquired such property. PJ Tech acknowledges and agrees that all of the Materials are property of the Company and releases all claims of right of ownership thereto.

During the Term of PJ Tech’s services to the Company, PJ Tech may accumulate records containing data that should be reflected in the Company’s books and records. The Company will determine that all such data, if necessary, will so be reflected. Accordingly, the Company will not expect PJ Tech to maintain copies of such records in our possession.

9. REPORTING. PJ Tech shall not be required to provide regular reports to the Company.

10. OTHER ACTIVITIES. During the Term of PJ Tech’s services to the Company, PJ Tech is free to engage in other business activities, except that PJ Tech may not accept work, enter into contracts, or accept obligations inconsistent or incompatible with PJ Tech’s obligations or the scope of Services to be rendered for the Company under this agreement.

11. INDEMNIFICATION.

11.1 Of Company by PJ Tech. At all times after the effective date of this agreement, PJ Tech shall indemnify the Company and its officers, members, managers, employees, owners, subcontractors, sublicensees, affiliates, subsidiaries, successors, and assigns (collectively, the “Company Indemnitees”) from all damages, liabilities, expenses, claims, or judgments (including interest, penalties, reasonable attorneys’ fees, accounting fees, and expert witness fees) (collectively, the “Claims”) that the Company indemnitees may incur and that arise from:

(i)	PJ Tech’s negligence or willful misconduct arising from PJ Tech’s carrying out of its obligations under this agreement;

(ii)	PJ Tech’s breach of any of its obligations or representations under this agreement; or

(iii)	PJ Tech’s breach of its express representation that it is an independent contractor and in compliance with all applicable laws related to work as an independent contractor.

11.2 Of PJ Tech by Company. At all times after the effective date of this agreement, the Company shall indemnify PJ Tech and its officers, members, managers, employees, agents, contractors, sublicensees, affiliates, subsidiaries, successors, and assigns (collectively, the “PJ Tech Indemnitees”) from all Claims that PJ Tech indemnitees may incur arising from:

(i)	The Company’s operation of its business;

(ii)	The Company’s breach or alleged breach of, or its failure or alleged failure to perform under, any agreement to which it is a party; or

(iii)	The Company’s breach of any of its obligations or representations under this agreement. However, the Company is not obligated to indemnify PJ Tech indemnitees if any of these Claims result from PJ Tech indemnitees’ own actions or inactions.

12. FORCE MAJEURE. A party will not be considered in breach of or in default because of, and will not be liable to the other party for, any delay or failure to perform its obligations under this agreement by reason of fire, earthquake, flood, explosion, strike, riot, war, terrorism, or similar event beyond that party’s reasonable control (each a “Force Majeure Event”). However, if a Force Majeure Event occurs, the affected party shall, as soon as practicable, notify the other party of the Force Majeure Event and its impact on performance under this agreement and use reasonable efforts to resolve any issues resulting from the Force Majeure Event and perform its obligations under this agreement.

13. ASSIGNMENT OF CONTRACT. PJ Tech may not assign its rights under this Agreement without the written consent of the Company.

14. GOVERNING LAW. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflict of laws. Each of the parties waives any right to object to the jurisdiction or venue of such courts or to claim that such courts are an inconvenient forum.

15. AMENDMENT. No amendment to this agreement will be effective unless it is in writing and signed by a party.

16. COUNTERPARTS; ELETRONIC SIGNATURES.

16.1. Counterparts. The parties may execute this agreement in any number of counterparts, each of which is an original but all of which constitute one and the same instrument.

16.2. Electronic Signatures. This agreement, agreements ancillary to this agreement, and related documents entered into in connection with this agreement are signed when a party’s signature is delivered by facsimile, email, or other electronic medium. These signatures must be treated in all respects as having the same force and effect as original signatures.

17. NOTICES. Each party giving or making any notice, request, demand, or other communication required or permitted by this agreement shall give that notice in writing and use one of the following types of delivery, each of which is a writing for purposes of this agreement: personal delivery, mail (registered or certified mail, postage prepaid, retum-receipt requested), nationally recognized overnight courier (fees prepaid), or email. No notice or other required or permitted communication shall be effective unless and until received. A notice is effective only if the party giving notice complies with the terms stated herein. A Party shall address notices under this section to a party at the following addresses:

If to the Company:

Karat Packaging, Inc.

6185 Kimball Ave.

Chino, CA 91708

If to PJ Tech:

PJ Tech LLP

555 West 5th Street, 35th Floor

Los Angeles, CA 90013

18. MODIFICATION AND WAIVER. No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this agreement will be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy. No waiver of any breach, failure, right, or remedy will be deemed a waiver of any other breach, failure, right, or remedy, whether or not similar, and no waiver will constitute a continuing waiver, unless the writing so specifies.

19. REMEDIES FOR BREACH. PJ Tech recognizes and acknowledges that the remedy at law for a breach by PJ Tech of any of the covenants contained in this Agreement shall be inadequate. PJ Tech agrees that the Company, in addition to all other legal and equitable remedies it may have, shall have the right to injunctive relief to enforce the provisions of this Agreement if there is such a breach or threatened breach. The Company hereby expressly reserves the right to offset any costs it incurs as a result of any breach of this Agreement by PJ Tech against any amounts payable to PJ Tech hereunder and the right to terminate this Agreement upon written notice for a breach of this Agreement by PJ Tech. Both parties shall have all other rights and remedies available at law or in equity for a breach or threatened breach of this Agreement. PJ Tech agrees that all sums payable to it under this Agreement shall be available to the Company to satisfy PJ Tech’s breach of this Agreement and to satisfy PJ Tech’s indemnity agreement set forth herein. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees from the other party.

20. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision may be removed. Thereafter, the Agreement shall be considered to be legal, valid or enforceable provision as though the removed provision had never comprised a part of the Agreement. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by their removal from this Agreement.

21. NO PARTNERSHIP OR JOINT VENTURE. Nothing in this Agreement is either intended and should not in any way be construed to create any form of joint venture, partnership or agency relationship of any kind between the Company and PJ Tech. The parties expressly disclaim any intention of any kind to create any such relationship between themselves.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement, representation and understanding of the parties hereto with respect to the subject matter hereof, and no amendment or modification shall be valid or binding unless made in writing and signed by the parties to this Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the Company and PJ Tech with respect to the subject matter hereof, and contains all of the covenants and agreements between the parties relating in any way to PJ Tech’s services for the Company. Neither party was induced to enter this agreement by, and neither party is relying on, any statement, representation, warranty, or agreement of the other party except those set forth expressly in this agreement. Except as set forth expressly in this agreement, there are no conditions precedent to this agreement’s effectiveness.

23. HEADINGS. The descriptive headings of the sections and subsections of this agreement are for convenience only, and do not affect this agreement’s construction or interpretation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed on the date first set forth above.

Karat Packaging, Inc.
(“The Company”)

/s/ Alan Yu
By: Alan Yu
Title: CEO

Date:	7/1/2019

PJ Tech LLP
(“PJ Tech”)

/s/ Peter Lee
By: Peter Lee
Title: Partner & Co-Founder

Date:	7/1/2019

Exhibit A

During the term of our engagement, PJ Tech will provide finance and accounting advisory services to the Company. We will assist with preparing the following documents to be filed with the Securities Exchange Commission (“SEC”):

1.	Assistance with preparation of the required financial data to be included in the Company’s Form S-1 Filing with quarter ended March 31, 2019 financial data and drafting the required documents to be included in the Company’s Form S-1 Filing.

2.	Assistance with preparation of the required financial data to be included in the Company’s Form S-1 Filing with the quarter ended June 31,2019 financial data and drafting the required documents to be included in the Company’s Form S-1 Filing.

3.	Assistance with preparation of the required financial data to be included in the Company’s Form 10-Q Filing with the quarter ending September 30, 2019 financial data and drafting the required documents to be included in the Company’s Form 10-Q Filing. To the extent the Company did not complete it’s public filing with the SEC using the June 30, 2019 financial data, we will assist the Company with drafting the required documents to be included in another Form S-1 Filing using the quarter ending September 30, 2019 financial data.

4.	Assistance with drafting the Company’s Form 10-K for the year ending December 31, 2019. We will use the financial data provided by management to include in the draft documents. We are not responsible for preparing, reviewing, or compiling any schedules that will be included in the Company’s Form 10-K. All financial data required in the Form 10-K Filing will be supplied by the Company’s finance and accounting personnel.

In addition, PJ Tech will also assist with the following projects during the term of our engagement:

1.	Supervise and direct the Company’s finance and accounting personnel, including reviewing accounting transactions for proper accounting treatment

2.	Assist with the Company’s month-end and quarter-end closing procedures

3.	Assist the Company with implementing and streamlining its month-end and quarter-end closing process

4.	Provide training and support to the Company’s finance and accounting personnel as needed

5.	Provide general finance and accounting consulting